Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147737, 333-08369-01, 333-108272, and 333-11232 of United Parcel Service, Inc. on Form S-3 and in Registration Statement Nos. 333-93213, 333-34054, 333-61112, and 333-70708 of United Parcel Service, Inc. on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements of United Parcel Service, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of United Parcel Service, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 26, 2010